Exhibit 10.2

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of this ___ day of __________, 20___ (the "Effective Date"), is made and entered into by and between GLOBAL MEDICAL REIT, INC., a Maryland corporation ("Purchaser"), and CHERRY HILLS REAL ESTATE, LLC, a limited liability company [THIS ENTITY IS NOT REGISTERED IN MICHIGAN – NEED TO CONFIRM NAME] ("Seller").

RECITALS:

A.            WHEREAS, Seller owns and operates licensed medical facility located at 33545 Cherry Hill Rd, Westland, Michigan containing 15,018 square feet of improvements, on 1.3 acres land, as set forth on Exhibit A, together with the real property, the improvements and all appurtenances thereto (the "Facility"), which defined term shall include all of the Assets (as defined in Recital B below) applicable to the Facility). The Facility is located at the address and has the total number of the number of licensed beds as forth on Exhibit A.

B.            WHEREAS, the parties desire to enter into this Agreement pursuant to which Purchaser will purchase, accept and assume from Seller, and Seller will sell, convey, transfer and assign to Purchaser, the following, hereinafter collectively referred to as the "Assets":

(i)          Seller’s good and marketable, valid and insurable fee simple title and all other rights, title and interest of Seller in and to the parcel(s) of real property on which the Facility is located, such real property being more particularly described on Exhibit B, attached hereto (the "Real Property");

(ii)         Seller’s fee simple title in and to all buildings, structures, facilities, amenities, driveways, walkways, parking lots and other improvements located on the Real Property (collectively, the "Improvements");

(iii)        all right, title and interest of Seller in and to any alleys, strips or gores adjoining the Real Property, any easements, rights of way or other interests in, on, under or to, any land, highway, street, road or right of way, open or proposed, in, under, across, abutting or benefiting the Real Property, and any pending or future action for condemnation, eminent domain or similar proceeding, or for any damage to the Real Property by reason of a change of grade thereof, and all other accessions, appurtenant rights, and privileges of Seller in and to the Real Property and the Improvements;

(iv)        all personal property owned by Seller located at the Facility and used in connection with the Facility (the “Personal Property); and

(v)         all licenses, permits and warranties benefiting the Facility.

C.           WHEREAS, simultaneously therewith, Purchaser and Seller intend that Purchaser will Lease the Facility to The Surgical Institute of Michigan, LLC, a Delaware limited liability company (“Tenant”)] pursuant to a lease in accordance with the terms set forth herein (the "Facility Lease"), it being understood that the Facility Lease will be guaranteed by Surgical Management Professionals, LLC, a South Dakota limited liability company (the “Guarantor”) pursuant to a written Guaranty (the "Guaranty").

NOW, THEREFORE, in consideration of the recitals, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.1          Transfer of Assets. For and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, and subject to the terms and conditions herein provided, Seller shall convey, transfer and assign the Assets to Purchaser.

1.2          Closing.

(a)          Unless this Agreement shall have been terminated pursuant to an express right to terminate as herein provided, the closing hereunder (the "Closing") shall occur on or before 2:00 p.m. CT on the date fifteen (15) days after the expiration of the Due Diligence Period (as defined in Section 1.8(b) below) (the "Closing Date"); provided, however, that if all of the Required Consents (as defined in Section 5.5(b) below) are not received by Purchaser on or before the Closing Date, the Closing Date will be automatically extended on a month-to-month basis to permit Seller and Purchaser to continue pursuing the Required Consents for which each is responsible, and the Closing will occur on the latter of (i) the date at least fifteen (15) days after the date on which the last of the Required Consents is obtained; or (ii) the last day of the calendar month in which the last of the Required Consents is obtained. If all Required Consents have not been received within thirty (30) days [Please provide information on timing] after the end of the Due Diligence Period, either party may terminate this Agreement upon written notice to the other party given prior to 6:00 p.m. CT on that date, in which case the refundable portion of the Deposit (as defined in Section 1.4 below) will be promptly returned to Seller and neither party will have any further obligation or liability to the other party. The Closing will be effective for accounting purposes as of 12:01:01 a.m. on the Closing Date such that the Closing Date will be a day of income and expense to Purchaser.

(b)          On the Closing Date, all documents and other materials required from Seller under Section 9.1(b) (collectively, the "Seller Documents") and from Purchaser under Section 9.1(c) (collectively, the "Purchaser Documents") in order to effectuate the consummation of the Closing shall be delivered to the offices of the Purchaser, or at such other date, time and place as Purchaser may reasonably require taking into account the relative location of any lenders. Notwithstanding the foregoing, (i) Seller may deliver all of the Seller Documents required hereunder to the Title Company (as defined in Section 4.10(b) below), as escrow agent ("Escrow Agent") or Purchaser’s counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier, and (ii) Purchaser may deliver all of the Purchaser Documents required hereunder to Escrow Agent on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by overnight courier.

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1.3          Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Assets shall be Four Million Seven Hundred Fifty Thousand and No/100 Dollars ($4,750,000.00), subject to the prorations and further adjustments as provided for in this Agreement. At the Closing, the Purchase Price shall be paid as in cash, subject to the prorations and further adjustments as provided for in this Agreement, by wire transfer of immediately available federal funds to Escrow Agent (“Cash Proceeds”).

1.4          Deposit. Within three (3) business days following the Effective Date Seller will deposit the amount of Fifteen Thousand and No/100 Dollars ($15,000.00) (the "Deposit") with the Title Company as provided herein to cover Purchaser’s out of pocket expenses. It is understood that if Purchaser terminates this Agreement for any reason other than a default by Seller, the Deposit will be refunded to Seller, less out of pocket expenses incurred by Purchaser (the “Deposit Balance”). At Closing, the Deposit Balance, if any, shall be applied to the Purchase Price.

1.5          Payment of Purchase Price. At Closing, Purchaser shall pay the Purchase Price, adjusted for any prorations, credits and additions for the benefit of Purchaser or Seller as specified in this Agreement, as set forth in Section 1.3 hereof.

1.6          No Assumed Liabilities. At Closing, Purchaser shall NOT assume any liabilities or obligations of Seller whatsoever, fixed or contingent, and prior to, on and after the Closing Date, Seller shall retain and discharge in the ordinary course all liabilities and obligations of Seller. Purchaser shall not assume any contracts, equipment leases or leases, and Seller shall remain fully liable for all obligations thereon. There shall be no adjustment between Purchaser and Seller of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Assets, it being understood by the parties that Tenant, as Tenant under the Facility Lease, shall be obligated to pay the same under the terms thereof from and after the Closing Date.

1.7          Due Diligence Period.

(a)          Seller and Purchaser hereby acknowledge that, as of the Effective Date, Purchaser has not yet had an opportunity to conduct due diligence and fully review and evaluate all aspects of this transaction and the condition and suitability of the Assets. In order to enable Purchaser to commence its due diligence review in a timely and efficient manner, Seller agrees to deliver to Purchaser all items identified on Purchaser’s preliminary due diligence checklist attached hereto as Exhibit C (the "Preliminary Due Diligence Checklist") on or before the date five (5) days after the Effective Date (the "Diligence Delivery Date"). Purchaser may supplement the Preliminary Due Diligence Checklist as Purchaser deems appropriate and Seller shall provide the supplemental items to Purchaser within five (5) days after written request by Purchaser. To the extent Seller has any of the items on the Preliminary Due Diligence Checklist in electronic format, Seller shall send true, correct and complete copies of those items to Purchaser via the internet. To the extent Seller has items on the Preliminary Due Diligence Checklist in hardcopy, but not in electronic format, Seller shall make true, complete and correct copies of those items and deliver them to Purchaser via overnight courier. Seller shall organize all materials in accordance with the Preliminary Due Diligence Checklist and shall identify each item with reference to the number assigned to it on the Preliminary Due Diligence Checklist.

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(b)          For the period (as such period may be extended pursuant to Section 4.10(b) or (c) below, the "Due Diligence Period") commencing on the Effective Date and continuing until 6:00 p.m. CT on the forty-fifth (45th) days following the Effective Date, Purchaser shall have the right to terminate this Agreement by written notice to Seller in the event Purchaser, in Purchaser’s sole discretion, is not satisfied with the Assets for any reason, which reason need not be specified in such notice, provided that such notice is delivered (in accordance with the provisions of this Agreement) to Seller on or before 6:00 p.m. CT on the last day of the Due Diligence Period. If such notice of termination is so delivered on or before 6:00 p.m. CT on the last day of the Due Diligence Period, then this Agreement shall terminate and the parties shall thereafter be released from all further duties and obligations under this Agreement. If this Agreement is not terminated as set forth in this Section 1.7 or as otherwise provided herein, then this Agreement shall remain in full force and effect.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants the following, each of which warranties and representations is material to and is relied upon by Purchaser:

2.1          Organization and Qualification. Seller is a limited liability company duly organized and validly existing under the laws of the State of ________ with full power and authority to own assets and to carry on its business as it is now being conducted and to own or lease and operate the Assets it owns or leases as and in the place now owned, leased or operated, and as will be leased pursuant to the Facility Lease, respectively.

2.2          Authority; Binding Effect.

(a)          Seller, Tenant and Guarantor have, and at Closing will have, the full and unrestricted right, corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Seller in connection with such transactions, including, without limitation, the Seller Documents, the Facility Lease and all agreements, instruments and documents being or to be executed and delivered by Seller, Tenant and Guarantor in connection with the Facility Lease, including, without limitation, the Guaranty (collectively, "Related Documents").

(b)          This Agreement and each Related Document, upon due execution and delivery by Seller, Tenant and Guarantor, will constitute the legal, valid, and binding obligation of Seller, Tenant and Guarantor enforceable in accordance with its respective terms.

(c)          Seller, Tenant and Guarantor have obtained all required corporate approval required for the execution and consummation of this Agreement, the Related Documents and all transactions contemplated hereby and thereby.

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2.3          Licenses. The Facility is currently licensed to operate as a [DESCRIBE] (the “Permitted Use”). Exhibit E sets forth all permits, licenses, Government Program (as defined below) provider agreements and other authorizations issued and required by Governmental Authorities in connection with the ownership, maintenance and operation of the Facility, including, without limitation, such licenses required for the Permitted Use (collectively, the "Licenses"). The Licenses are in good standing and Seller has not received written notice that Seller is in violation of any restriction or other rules, regulations, statutes, ordinances or requirements or any judgments, decrees, writs, injunctions or orders of any Governmental Authority in effect as of the date hereof, or as enacted or amended from time to time after the Effective Date (collectively, "Applicable Laws") in connection with the Licenses or the Facility or otherwise affecting possession, operation and use thereof. Seller is the holder of all the Licenses and there is no other person or entity that operates, manages or leases the Facility (other than pursuant to Tenant Leases (as defined herein).

2.4          Governmental Authorities. Except as set forth on Exhibit F attached hereto, Seller is not required to submit any notice, report or other filing with any federal, state, municipal, foreign or other governmental or regulatory authority (individually, a "Governmental Authority" and collectively, "Governmental Authorities") in connection with Seller’s execution or delivery of this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Authority is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement.

2.5          Taxes. All real property taxes and assessments, and all personal property taxes and assessments, in connection with the Assets allocable to the period prior to Closing have been paid or, by the time of Closing, will be paid by Seller. In addition: (i) all income, sales and franchise taxes due and payable by Seller during the period of Seller’s (or any affiliate of Seller’s) ownership of the Assets, if any, and all interest and penalties thereon, if any, have been paid in full; (ii) all tax returns required to be filed by Seller, if any (including, without limitation, all sales, franchise and payroll tax returns and reports), have been properly and timely filed, and correctly reflect the tax position of Seller, and all taxes respectively due under such tax returns have been paid thereby or will be paid in the ordinary course of Seller’s business and in any event on or before the Closing; (iii) Seller is not subject to a claim for deficiency or other action in connection with any taxes and is not paying any taxes for any prior period under any installment agreement, compromise or settlement agreement or any other arrangement with any Governmental Authority; (iv) no tax returns of Seller have been or are being examined by the Internal Revenue Service or any state or local Governmental Authority; and (v) all tax returns filed by Seller after the Effective Date, covering periods prior to and including the Closing Date, will be properly and timely filed (giving consideration for allowable extensions) and all taxes respectively due under such tax returns will be timely paid.

2.6          No Defaults. The execution, delivery and performance of this Agreement and any of the Related Documents by Seller do not and will not:

(a)          Conflict with or result in any breach of the provisions of, or constitute a default under the articles of incorporation, bylaws, articles of organization, operating agreement or other governing organizational documents, as the case may be, of Seller;

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(b)          Violate any restriction to which Seller is subject or, with or without the giving of notice, the passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture or other material agreement or instrument, whether oral or written, to which Seller is a party, or by which it or the Assets are bound, which will not be fully satisfied, assigned or terminated on or prior to Closing as a result of the transactions contemplated in this Agreement, or result in the termination of any such instrument or termination of any provisions in such instruments, or result in the creation or imposition of any lien, charge or encumbrance upon the Assets;

(c)          Create any liens or other encumbrances on the Assets in favor of third parties;

(d)          Constitute a violation of any Applicable Law of any Governmental Authority; or

(e)          Result in the breach or violation of any of the warranties and representations herein set forth by Seller.

2.7          Title to Property and Related Matters.

(a)          There are no violations of any covenants or restrictions encumbering the Assets, and there are no violations of any Applicable Laws relating to the Licenses or the operation of the Facility for the Permitted Use or any other Applicable Laws of any Governmental Authorities applicable to the Assets or the operations thereof. Seller has no knowledge of any agreements, documents or instruments which are not recorded among the land records but which affect the title to the Facility.

(b)          Seller is the holder of good and marketable, insurable and valid fee simple title to the Facility free and clear of all Monetary Encumbrances (as defined in Section 4.10(b)) other than such Monetary Encumbrances as Seller shall pay and discharge in full prior to or on or at Closing. Seller has continuously operated the Facility for a period of not less than five (5) years and using no names other than (i) the name of Seller and (ii) the name of the Facility set forth on Exhibit A.

(c)          The Facility is supplied with such utilities as are necessary for the operation of the Facility as currently operated and for its intended purpose, and Seller has no knowledge of any future plans by any utility provider to curtail or eliminate any utilities currently serving the Assets. All utility bills and deposits required by any utility provider have been paid by Seller.

(d)          The Facility abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent irrevocable and insurable easement benefiting the Real Property upon which the Facility is located, and Seller has no knowledge of, and has received no notice that alleges any breach or default under any instrument creating any such easement or attempting to terminate or revoke such easement.

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(e)          There are no pending rezoning or other pending land use actions affecting the Assets or any properties in the immediate vicinity of the Assets. Seller has not received written notice of and has no knowledge of any threatened or contemplated rezoning or other land use actions affecting or which will affect the Assets, including, without limitation, on properties in the immediate vicinity of the Assets. The current use of the Facility is lawfully permitted either as a currently conforming use or as a fully legally "grandfathered use", and there is no known violation of any Applicable Laws relating to the zoning, land use, building codes or other similar requirements of Governmental Authorities.

(f)          At the Closing, Seller shall not be indebted to any contractor, laborer, mechanic, materialman, architect or engineer for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Assets for which any such person could lawfully claim a lien against the Assets.

(g)          There are no condemnation or eminent domain proceedings pending, or, to the knowledge of Seller, threatened or contemplated against the Assets or any part thereof, or access thereto, and Seller has not received notice, oral or written, of the desire of any public authority or other entity to take or use the Assets or any part thereof. Between the Effective Date and the Closing, Seller will give Purchaser prompt written notice of any actual or any threatened or contemplated condemnation of any part of the Assets of which Seller receives written notice or obtains knowledge.

(h)          There are no parties other than Seller in possession of the Assets, or any portion thereof, other than tenants under the Tenant Leases who are in possession of space to which they are entitled.

(i)          There are no outstanding options or rights of first refusal to purchase the Assets or any portion thereof or interest therein.

(j)          The Assets constitute all of the assets necessary and sufficient to conduct the operation of the Facility in the manner that such operation has been conducted by Seller and as required by Applicable Laws.

2.8          Hazardous Substances.

(a)          For purposes of this Agreement, "Environmental Laws" means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act (15 U.S.C. §2601 et. seq.), the Clean Air Act (42 U.S.C. §7401 et. seq.), the Safe Water Drinking Act (42 U.S.C. §300(f) et. seq.), the Occupational Safety and Health Act, and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and safety laws, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Authority relating or pertaining to (A) any aspect of the environment, (B) the preservation or reclamation of natural resources, (C) the management, release and threatened release of Hazardous Substances (as hereinafter defined), (D) response actions and corrective actions regarding Hazardous Substances, (E) the ownership, operation or maintenance of personal and real property that manages or releases Hazardous Substances or at which Hazardous Substances are managed, (F) common law torts, including so-called "toxic torts", and (G) environmental or ecological conditions on, under or about the Assets, all as in effect as of the Effective Date and on the Closing Date. For purposes of this Agreement, "Hazardous Substance" shall mean any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a "hazardous substance", "hazardous material", "toxic substance", "hazardous waste", "pollutant", "contaminant" or words of similar import under any Environmental Law, including, without limitation, all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, any radioactive material, raw materials used or stored in the Facility and building components including, asbestos-containing materials in any form, radon gas and mold of a type or in amounts that may present a health hazard.

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(b)          The Assets do not contain any Hazardous Substance, except for Hazardous Substances typically used in, and in quantities necessary for the day-to-day operation of, the Facility and which are commonly used in other similar facilities, such as cleaning fluids, insecticides and medicines (the "Common Products"), which Common Products have been used, transported, stored and disposed of by Seller in compliance with all applicable Environmental Laws;

(c)          There is no pending or threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the presence, release or threat of release of any Hazardous Substance or violation of Environmental Laws at the Facility;

(d)          Seller has not received any notice of, and has no knowledge that, any Governmental Authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Assets, or the generation, transportation, storage, treatment, or disposal at the Assets, of any Hazardous Substance. Seller shall notify Purchaser promptly of its receipt of any such notice or knowledge after the Effective Date;

(e)          (i) Seller has owned and operated the Assets in compliance with all applicable Environmental Laws, has obtained all necessary permits under the Environmental Laws for Seller’s operation of the Assets, and has not used any of the Assets for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances, and (ii) the Assets are currently in compliance with all applicable Environmental Laws;

(f)          There has been no discharge of any Hazardous Substance on or from any of the Assets during the time of Seller’s ownership or occupancy thereof; and

(g)          Seller has, or will, deliver to Purchaser copies of all reports or tests in Seller’s possession with respect to (i) the compliance of the Assets with Environmental Laws and (ii) the presence of Hazardous Substances on, in or from the Facility or the Real Property.

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2.9        Leases. Exhibit D attached hereto contains a true and correct list of all leases of space in the Facility by Seller to third party service providers, such as physical therapists, banks, clinics or beauty shop operators (collectively, the "Tenant Leases"). Seller has provided or will provide to Purchaser true and complete copies of all Tenant Leases prior to the Diligence Delivery Date. Except as disclosed on Exhibit D, each Tenant Lease is in full force and effect; all rents due on or before the Effective Date under each Tenant Lease have been timely paid and there has not been and there is no ongoing issue or dispute as to past rental payments; in each case, neither Seller, nor, to the knowledge of Seller, any other party to any such Tenant Lease is in default in any respect thereunder; and no waiver, indulgence or postponement of Seller’s obligations as the lessor under the Tenant Leases, and Seller has no knowledge of and has not received written notice that there exists any occurrence, event, condition or act which, upon the giving of notice or the lapse of time or both, would become a default by Seller (or, to the knowledge of Seller, any other party to such lease) under any such Tenant Lease.]

2.10      Patriot Act. Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order"), and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the "Orders"). Neither Seller nor any of its affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who had been determined by competent authority to be subject to the prohibitions contained in the Orders.

2.11      Survey Reports, Etc.; Compliance with Law. Seller has delivered or, pursuant to Section 1.8, will deliver to Purchaser true and complete copies of all survey reports, waivers of deficiencies, plans of correction, and any other investigation notices, warnings, correspondence or reports issued with respect to the Facility (collectively, "Licensing Surveys"), and Seller shall also promptly deliver to Purchaser any Licensing Surveys received, filed, arising or involving the Facility between the Effective Date and the Closing Date. There are no material deficiencies or violations noted in any Licensing Surveys and Seller has remedied, discharged and complied with all applicable plans of correction, such that there are no current violations or deficiencies with respect to any of the Licenses. Seller is currently conducting, and has at all times conducted, its operation of the Facility in compliance with all Applicable Laws.

2.12      Capital Expenditures. Except for routine expenditures for repairs and replacements in connection with the ongoing maintenance and upkeep of the Facility, which Seller covenants and agrees to undertake and complete in the ordinary course consistent with past practices pursuant to Section 4.1 below, Seller does not have any outstanding contracts for capital expenditures relating to the Facility, nor does Seller have any agreement, obligations or commitments for capital expenditures relating to the Facility, including, without limitation, additions to property, plant, equipment or intangible capital assets. Seller has not deferred or delayed implementing any capital expenditures at the Facility and the Facility has been constructed to an institutional (as opposed to residential) grade, including, without limitation, fire suppression systems and construction standards related to fire suppression.

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2.13        Absence of Notices. Seller has not received any written notice, and has no knowledge, that (a) any customer or supplier of Seller intends to discontinue, substantially alter prices or terms to, or significantly diminish its relationship with the Facility, either as a result of the transaction contemplated hereby or otherwise or (b) any federal, state, county, municipal or other Governmental Authority is alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of Applicable Law, including, without limitation, applicable health care licensure laws or violations under the Licenses, with respect to the Facility or any part thereof.

2.14        Third Party Payor Reimbursement. All billing practices of Seller with respect to the Facility to all third party payors, including Medicare, Medicaid, CHAMPUS, TRICARE and other federal, state or local governmental reimbursement programs, or successor programs to any of the foregoing (collectively referred to herein as the “Government Programs”) and private insurance companies, have been in compliance with all Applicable Laws and policies of such third party payors and Government Programs in all respects. Seller has received no written notice that Seller has billed or received any payment or reimbursement in excess of amounts permitted by Applicable Law.

2.15        Financial Statements. Seller has delivered to Purchaser copies of the financial statements listed in the Preliminary Due Diligence Checklist certified by the chief financial officer of Seller (collectively, the "Financial Statements") as follows: (a) audited income statements of Seller for the fiscal years ended 2012, 2013 and 2014; (b) income statements, balance sheets, changes in stockholders equity and cash flow of Seller (the "Most Recent Financial Statements") as of and for the six (6) month period ended , 2015; and (c) a schedule of capital improvements to the Facility that were completed in the fiscal years ended 2012, 2013, and 2014. The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles ("GAAP") on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Facility as of such dates and the results of operation of the Facility for such periods.

2.16        No Litigation. Except as set forth on Exhibit G attached hereto, there are no actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders, decrees or judgments in progress, pending or in effect, or, to the knowledge of Seller, threatened against or relating to Seller, the Facility, Seller’s operation of the Facility, any of the Assets or against or relating to the transactions contemplated by this Agreement, and there are none pending in state courts, or in any federal courts, or, to the knowledge of Seller, pending in other jurisdictions or threatened in writing, at law or in equity, by or before any federal, state or municipal court or other Governmental Authority. If the matters set forth on Exhibit G if any, are decided adversely, it will not materially or adversely affect the Assets, Seller or Seller’s operation of the Facility.

2.17        Absence of Certain Changes or Events. From [DATE OF LAST INSPECTION BY PURCHASER] through the Effective Date, neither the Facility nor Seller has:

(a)          Suffered any Material Adverse Change;

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(b)          Sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets related to or connected with the Facility having a fair market value at the time of sale, transfer or disposition of $50,000.00 or more in the aggregate, other than with respect to sales of Inventory in the ordinary course of business, or cancelled, or agreed to cancel, any debts or claims relating primarily to the Facility in the amount of $50,000.00 or more in the aggregate; or

(c)          Made any change in any method of accounting or accounting practice relating to the Facility.

2.18        Condition of Assets. All of the Assets are in Seller’s possession or control and are located at or on the Facility and all of the Assets are in good repair and working order.

2.19        Employee and Labor Relations. Seller is in compliance with all federal, state or other Applicable Laws respecting employment and employment practices at the Facility (collectively, "Employment Laws"). Seller shall remain responsible for maintaining all employee benefit plans in compliance with Applicable Laws and Purchaser shall have no obligation with respect to any of Seller’s employee benefit plans at any time. Seller has no unfunded or trailing obligation to fund any employee benefit plans.

2.20        Insurance. Attached as Exhibit H is a list of insurance policies carried and insurance coverages maintained by Seller with respect to the Facility, and upon request by Purchaser, Seller shall provide copies of any policies to Purchaser. Seller’s insurance policies and coverages are in full force and effect and include coverages, policy limits, deductibles and other terms that are customary for the Permitted Use at similar facilities.

2.21        Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Seller in this Agreement and the statements and information set forth in the attached Exhibits are true and accurate in every material respect.

2.22        Materials Provided. All materials provided to Purchaser by Seller either prior to the Effective Date or during the term hereof, including, without limitation, all items on the Preliminary Due Diligence Checklist, are true, accurate and complete in all material respects.

Notwithstanding anything else to the contrary herein, any reference in this Agreement to "knowledge" of Seller shall be deemed to mean the actual knowledge of _________________ and _________________ after due inquiry. [Provide appropriate names and titles for corporate and on-site officers/personnel at the Facility.]

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants the following, each of which warranties and representations is material to and is relied upon by Seller:

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3.1          Corporate Organization; Etc. Purchaser is a corporation duly organized and validly existing under the laws of the State of Maryland with full power and authority to own assets and to carry on its business as it is now being conducted.

3.2          Authorization, Binding Effect. Purchaser has, and at Closing will have, the full and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Purchaser in connection with such transactions. The consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action of Purchaser. This Agreement and each such other agreement, instrument and document, upon due execution and delivery by Purchaser, will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms.

3.3          No Violation. Purchaser is not subject to or obligated under any certificate of incorporation, bylaw, law, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be in any material respect breached or violated by the execution, delivery or performance of this Agreement.

3.4          Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Purchaser in this Agreement are true and accurate in every material respect.

ARTICLE IV.
COVENANTS OF SELLER

Seller covenants and agrees during the period after the Effective Date and through and including the Closing Date as follows:

4.1          Regular Course of Business. Seller shall: (a) operate the Facility in a manner consistent with all Applicable Laws, Seller’s past practices and industry standards for operation of a [DESCRIBE USE]; (b) maintain the Assets in good order and repair and otherwise in sufficient repair, order and condition to satisfy the representations and warranties as to the condition and quantity of the Assets set forth in Article II; (c) comply with all Applicable Laws with respect to the Assets and the operation thereof, including, without limitation, all required regulatory standards of any Governmental Authorities with regulatory jurisdiction over the Facility and compliance with all Governmental Programs; (d) maintain and comply with, all Tenant Leases, each without change except as expressly provided herein; (e) not make any changes or modifications in any Tenant Leases unless such changes or modifications are in accordance with sound business judgment and do not adversely affect the operation of the Facility; (f) not enter into any agreements or leases that would have had to be disclosed on any exhibit hereto had such agreements or leases been entered into prior to the Effective Date without prior written notice to Purchaser and Purchaser's approval thereof, which approval shall not be unreasonably withheld; (g) keep in full force and effect present insurance policies through the Closing Date; (h) maintain and comply with, all Tenant Leases, each without change except as expressly provided herein; (i) not make any changes or modifications in any Tenant Leases unless such changes or modifications are in accordance with sound business judgment and do not adversely affect the operation of the Facility; and (j) maintain in good standing all Licenses and use commercially reasonable efforts to maintain all goodwill of tenants under the Tenant Leases.

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4.2       Full Access and Disclosure. The term "Facility Management" means the following personnel: the principals of Seller, any regional vice presidents (or other personnel with managerial oversight of the Facility), the director or executive director, as applicable, of the Facility, the head nurse at the Facility and the head maintenance person at the Facility. On the Effective Date, Seller shall notify the Facility Management of the pending sale/leaseback of the Facility to Purchaser and instruct the Facility Management to fully cooperate with Purchaser and to treat the pending sale with utmost confidentiality. Thereafter, Seller shall afford to Purchaser and its counsel, accountants, environmental consultants, engineers, appraisers, lenders and other authorized representatives (collectively, "Purchaser’s Representatives") access to the Facility during business hours, including, but not limited to, the roof, all FF&E, the heating and cooling systems, and any and all financial data and records, operating data and other information requested, including the Most Recent Financial Statements, audits, inspection reports, plans of correction with respect to Licensing Surveys, payroll information, Government Program reports, employment agreements, personnel policies, and all contracts, agreements, correspondence files and other documents relating to the Facility so that Purchaser may have a full opportunity to make such investigations of the Assets and the Facility as Purchaser shall desire to make. Seller shall be entitled to have a representative present during Purchaser’s scheduled visits. Prior to expiration of the Due Diligence Period, Purchaser’s access to personnel shall be limited to meeting with the Facility Management, unless otherwise approved by Seller, which approval may not be unreasonably withheld. At the request of either Purchaser or Seller, within five (5) Business Days after the expiration of the Due Diligence Period (and assuming this Agreement is not terminated), Seller and Purchaser shall hold joint meetings at the Facility with the facility-based Employees to announce that the Facility will be sold to Purchaser and leased to Tenant. At any time after those meetings, Purchaser will be entitled to meet with and interview any and all Employees. Seller shall furnish such additional financial and operating data and other information as Purchaser and Purchaser’s Representatives shall from time to time request, and Seller shall supplement or amend any information, written or otherwise, previously delivered or otherwise disclosed to Purchaser with respect to any matter hereafter arising which, if existing or occurring at the Effective Date, would have been required to be set forth or disclosed.

4.3       Borrowing. Seller shall not create or permit to become effective any mortgage, pledge, lien, encumbrance or charge of any kind upon all or any portion of the Assets.

4.4       Consents. Seller shall obtain, at Seller’s cost and expense, on or prior to Closing, all consents necessary for Seller, Tenant and Guarantor to fulfill Seller’s, Tenant’s and Guarantor’s obligations to consummate the transactions contemplated hereby and pursuant to the Facility Lease and the Guaranty, including, without limitation, any required consents of any Governmental Authority.

4.5       Compliance with Laws. Seller shall comply with all Applicable Laws in conjunction with the execution, delivery and performance of this Agreement, the transactions contemplated hereby and the ownership, operation and maintenance of the Facility prior to Closing.

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4.6         Taxes. Seller shall file all federal, state and local returns, and, to the extent applicable, estimates and reports and pay all amounts then due, for all taxes for all periods through and including the Closing Date to the extent due and payable at any time prior to the Closing Date hereunder and otherwise to the extent necessary to transfer the Facility to Purchaser in accordance with the terms of this Agreement.

4.7         No Disposition of Assets. Seller shall not sell, lease or otherwise dispose of or distribute any of the Assets or properties related thereto or necessary for operation of the Facility and, to the extent depleted or replaced in the ordinary course, Seller shall restock and replenish any portion of the Assets consumed or used between the Effective Date and the Closing Date with Assets of comparable quality.

4.8         Further Documentation. Seller agrees that following the Closing, upon request by Purchaser, Seller will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required, in order to more fully assign, grant, transfer, convey, assure and confirm to Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Assets to be sold to Purchaser pursuant to this Agreement. This Section shall survive Closing.

4.9         Confidentiality. Seller will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement and all information relating to Purchaser (other than information that is a matter of public knowledge or that has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority) and such information shall not at any time be used for the advantage of Seller or its representatives or disclosed to third parties (including Facility-based Employees) by Seller or its representatives, other than to the extent necessary to consummate the transactions contemplated hereby or as required by Applicable Law.

4.10       Title Insurance and Survey; Environmental Assessments.

(a)          Existing Title Documents. As part of its delivery of the items on the Preliminary Due Diligence Checklist, Seller will provide to Purchaser a copy of Seller’s currently effective title insurance policy and plats and surveys in its possession that relate to the Real Property.

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(b)          Title Commitment and Survey. Purchaser, at Purchaser’s option, shall use commercially reasonable efforts to obtain the following prior to the expiration of the Due Diligence Period: (i) an updated real property survey for the Facility (the "Survey"), and (ii)  a title commitment for the Facility (the "Title Commitment"), issued by a national title company selected by Purchaser (the "Title Company"), which Title Commitment shall contain a commitment by the Title Company to issue to Purchaser a title insurance policy on an extended coverage ALTA Owner’s form, in form and substance reasonably acceptable to Purchaser (the "Title Policy") insuring the valid fee simple title to the Facility. In the event that Purchaser is unable to obtain the Survey and Title Commitment prior to the expiration of this Due Diligence Period, the Due Diligence Period shall be automatically extended until the date that is five (5) Business days after Purchaser receives both the Survey and Title Commitment. Seller will cause all standard exceptions to be deleted from the Title Policy at the Closing, other than exceptions for (i) such itemized matters shown on the Survey to which Purchaser does not object pursuant to the provisions hereof and (ii) taxes for the year in which the Closing occurs which are not yet due and payable, and Seller will execute and deliver or otherwise obtain such documents and instruments as the Title Company shall require, including, without limitation, Seller’s affidavits, gap indemnities and the like. Purchaser shall have until the expiration of the Due Diligence Period to give written notice to Seller accepting or objecting to the Title Commitment and Survey, with any such notice of objection specifying the exceptions or other matters to which Purchaser objects. The failure of Purchaser to object to any matter reflected in the Title Commitment or Survey prior to the expiration of the Due Diligence Period shall cause such matter to become a Permitted Encumbrance; provided, however, Seller shall be unconditionally obligated to pay any outstanding indebtedness evidenced by, and cause the release of any lien, mortgage, deed of trust, deed to secure debt, security agreement, judgment, tax lien or other encumbrance affecting the Assets and capable of being released through or as a result of the payment of money (collectively, "Monetary Encumbrances") irrespective of whether Purchaser objects to same unless and only to the extent that such obligation is waived in writing by Purchaser. Notwithstanding the foregoing, Purchaser shall not have the right to object to any matters created or consented to in separate written consent by Purchaser, all of which shall be deemed to be "Permitted Encumbrances" hereunder. If Purchaser objects to any encumbrance or other matter reflected in the Title Commitment or Survey, Seller shall have ten (10) Business Days from the date of the notice of such objection within which to cure the same (which cure may be effected by payment and discharge of the objectionable item or by causing the Title Company to remove the same as an exception or affirmatively insure over such item provided such affirmative insurance shall be reasonably satisfactory to Purchaser and any lender of Purchaser and sufficient, in Purchaser’s reasonable judgment, to adequately address Purchaser’s and any lender’s concerns with respect to such matter) and in the event Seller shall fail or refuse to do so within said ten (10) Business Day period, Purchaser shall have five (5) Business Days thereafter in which to advise Seller in writing of Purchaser’s election (x) to make such payments as are necessary to effect releases of such claims Seller is not prepared to cure and to proceed to Closing or (y) to terminate this Agreement by notice to Seller, in which case the Deposit Balance shall be refunded to Seller, and neither party shall have any further rights, duties or obligations hereunder or (z) to extend the Closing Date for a period not to exceed thirty (30) days to enable Purchaser or Seller to so cure; provided, however, (i) Purchaser shall have the right, but shall not be obligated, to cure such matters, (ii) if neither party cures such matters in said thirty (30) day period, Purchaser shall again have the right to terminate this Agreement, in which case the Deposit Balance shall be refunded to Seller, and neither party shall have any further rights, duties or obligations hereunder and (iii) any such extension shall not limit or affect Seller’s absolute obligation hereunder to cure all Monetary Encumbrances. In the event that any update to the Title Commitment prior to or on the Closing Date reveals any new matter not previously shown or disclosed on the prior Title Commitment, then Purchaser will have the same rights of objection, termination and extension of the Closing Date, and Seller will have the same obligations of cure, as set forth above. In the event Seller undertakes or commits to cure any item to which Purchaser objects and does not cure the same on or before Closing, completion of such cure to Purchaser’s satisfaction shall be a condition to Purchaser’s obligation to close the transaction contemplated herein.

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(c)          Environmental Reports. Seller will provide copies of any previously prepared Phase I environmental assessments or other environmental assessments in Seller’s possession conducted for the Facility pursuant to the Preliminary Due Diligence Checklist and Seller will permit Purchaser and its agents to conduct an environmental assessment for the Facility (the "Phase I"). Purchaser will have until the expiration of the Due Diligence Period to approve or disapprove the Phase I in writing delivered to Seller. If the Phase I recommends that a Phase II Environmental Assessment (a "Phase II") be ordered for the Facility, then Purchaser will use commercially reasonable efforts to obtain such Phase II prior to the expiration of the Due Diligence Period. If the Phase II is not completed prior to the expiration of the Due Diligence Period, the Due Diligence Period shall automatically be extended until the date that is five (5) Business Days after the date that Purchaser receives the Phase II. Should Purchaser disapprove of any matter set forth in the Phase I or Phase II, Purchaser shall notify Seller in writing of such disapproval at or prior to the expiration of the Due Diligence Period (as such period may be extended as contemplated above) (the "Environmental Notice"). The failure of Purchaser to deliver an Environmental Notice to Seller on or prior to the expiration of the Due Diligence Period shall be deemed to be a waiver by Purchaser of any right to disapprove any matter specifically set forth in the Phase I or Phase II, respectively. If Purchaser delivers an Environmental Notice to Seller prior to the expiration of the Due Diligence Period, Seller shall have ten (10) Business Days from the date of Seller’s receipt of such Environmental Notice in which to advise Purchaser whether or not Seller will cure the same prior to Closing, and if Seller fails or refuses to do so within said ten (10) Business Day period, Purchaser shall have five (5) Business Days thereafter in which to advise Seller in writing of Purchaser’s election (x) to waive the matters to which Purchaser objected and to proceed to Closing or (y) to terminate this Agreement by notice to Seller, in which case the Deposit Balance shall be refunded to Seller, and neither party shall have any further rights, duties or obligations hereunder or (z) to extend the Closing Date for a period not to exceed thirty (30) days to enable Purchaser or Seller to so cure; provided, however, (i) Purchaser shall have the right, but shall not be obligated, to cure such matters and (ii) if neither party cures such matters in said thirty (30) day period, Purchaser shall again have the right to terminate this Agreement, in which case the Deposit Balance shall be refunded to Seller, and neither party shall have any further rights, duties or obligations hereunder.

(d)          No Solicitation. After the Effective Date and before the Closing Date, Seller shall not directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition of all or any portion of the Assets, or any assets of or equity interest in Seller or any business combination involving Seller, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

(e)          Surveys; Relicensing Surveys and Cooperation. Seller shall provide to Purchaser any Licensure Surveys, including, without limitation, reports, waivers of deficiency, plans of correction, and any other investigation reports issued with respect to the Facility between the Effective Date and the Closing Date. Seller shall be obligated to deliver to Purchaser upon Purchaser’s request all information and documentation within Seller’s control to enable Purchaser to make timely filings with the Governmental Authorities.

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(f)          Capital Expenditures. Seller shall complete all capital projects as needed on an emergency basis or as otherwise required to maintain the Facility in good operating condition in a good and workmanlike manner, using materials and labor, all at Seller’s sole cost and expense.

(g)          Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Seller shall give Purchaser prompt written notice of (i) any representation and warranty made by Seller in this Agreement which Seller hereafter learns was inaccurate or incorrect when originally made and (ii) any event, change or occurrence which would make any representation or warranty of Seller inaccurate or incorrect as of the time of such event, change or occurrence (Seller hereby acknowledging and agreeing that all representations and warranties of Seller herein are hereby deemed to re-made and re-affirmed by Seller each and every day while this Agreement is in effect) and (iii) any event, change or occurrence which will or reasonably may be anticipated to prevent Seller from making the same representations and warranties as set forth herein on and as of the Closing Date. The giving of any such notices shall not limit or modify any rights of Purchaser hereunder arising in the case of a breach of a representation or warranty by Seller, and Purchaser shall have the right to terminate this Agreement at any time prior to Closing following receipt by Purchaser of any such notice of a materially inaccurate or incorrect representation or warranty, such determination of materiality to be made by Purchaser in its sole discretion.

ARTICLE V.
COVENANTS OF PURCHASER

Purchaser covenants and agrees with Seller that:

5.1         Confidentiality. Prior to Closing, Purchaser will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement, all information relating to Seller, and all financial statements, drawings, designs, customer and supplier lists by Purchaser (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority or disclosed pursuant to Applicable Law, order, subpoena or demand of any Governmental Authority (including any disclosure required of Purchaser’s parent company pursuant to applicable securities laws) or as is necessary to be disclosed to lessors, lenders, Governmental Authorities, Purchaser and Purchaser’s employees and third parties in order to consummate this transaction).

5.2         Compliance with Laws. Purchaser shall comply in all material respects with all Applicable Laws Purchaser is required to comply with in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

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5.3         Required Consents; Governmental Approvals.

(a)          Subject to Purchaser's performance of its obligation to cooperate and provide information as contemplated herein, Seller shall make all filings with Governmental Authorities, and use commercially reasonable efforts to seek to obtain all permits, approvals, authorizations and consents of all Governmental Authorities required to consummate the transactions contemplated by this Agreement, including, without limitation, filing applications to obtain all necessary or appropriate approvals for all Licenses, agreements, certificates and other consents from all Governmental Authorities, third parties and Government Program agencies, including, without limitation, Government Program provider agreements entered into with each applicable Governmental Authority and the United States, if any, and any municipality, or other governmental agency or administrative body that authorizes or regulates the operation of the Facility and the conduct of the business thereon as presently operated upon terms and conditions acceptable to Purchaser in its sole discretion (individually and collectively, "Governmental Approvals"). Each party shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing.

(b)          The Governmental Approvals [PLEASE ADVISE OF deal-specific/state-specific approvals REQUIRED WITH RESPECT TO LICENSURE] shall be referred to as "Required Consents".

(c)          Further Documentation. Purchaser agrees that following the Closing Date, upon request by Seller, Purchaser will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, documents and assurances as may be reasonably required, without enlarging or extending any obligations or liability of Purchaser under this Agreement in any manner and without requiring the expenditure of funds by Purchaser, as necessary to fully consummate the transactions contemplated by this Agreement.

(d)          Changes in Representations and Warranties. Throughout the period from the Effective Date through and including the Closing Date, Purchaser shall give Seller prompt written notice of any representation and warranty made by Purchaser in this Agreement which becomes materially inaccurate or incorrect, to the extent Purchaser obtains knowledge of such inaccuracy or incorrectness.

ARTICLE VI.
INDEMNIFICATION

6.1         Indemnification by Seller. In addition to, and without limiting any indemnification obligation of Seller, as lessee under the Facility Lease, Seller unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Purchaser from and against any and all loss, cost or expense, including reasonable attorneys’ fees, arising from (i) the breach or violation of any representation or warranty of Seller contained herein; (ii) the failure of Seller to satisfy or perform any covenant or other provision contained herein; (iii) any violation of any covenant, condition or restriction affecting any Property; (iv) any encroachment of buildings or other improvements onto adjoining lands or onto easements or licenses or rights-of-way located on any Property which is not a Permitted Encumbrances; (v) the presence or existence of any Hazardous Substance on, in or under any Property; and (vi) any claims made against Purchaser by any third party arising out of the transactions contemplated in this Agreement or the Exhibits hereto (collectively, "Purchaser Indemnified Losses"). Payment shall not be a condition precedent to recovery under the foregoing indemnification provision.

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6.2         Indemnification by Purchaser. Purchaser hereby unconditionally and irrevocably indemnifies, protects and agrees to defend and hold harmless Seller from and against any and all loss, cost or expense, including costs and reasonable legal fees, incurred by Seller as a result of the breach or violation of any representation or warranty of Purchaser hereunder. Payment shall not be a condition precedent to recovery under the foregoing indemnification provision.

6.3         Notification of Claims.

(a)          A party entitled to be indemnified pursuant to Section 6.1 or 6.2 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined gives rise or will likely give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such claim or demand and has made such determination; provided, however, that the Indemnified Party’s failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party’s rights with respect thereto except to the extent the Indemnified Party is prejudiced by the delay. Subject to the Indemnifying Party’s right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article VII within thirty (30) days after the receipt of written notice thereon from the Indemnified Party, it being agreed that the Indemnifying Party need not satisfy such obligations during any period in which the Indemnifying Party is defending in good faith the applicable third party claim in the manner described hereinbelow.

(b)          If the Indemnified Party notifies the Indemnifying Party of any claim or demand pursuant to Section 6.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 6.1 or 6.2, the Indemnifying Party shall have the right to either (i) pay such claim or demand or (ii) employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case reasonably in advance of the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 6.3(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party and is able to demonstrate to the Indemnified Party its financial wherewithal to fully perform its indemnification obligation in the event such contested claim is resolved adversely to the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to such counsel all records and other materials in the Indemnified Party’s possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so.

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(c)          The Indemnified Party shall have the right to participate in any matter through counsel of its own choosing at its own expense (unless the Indemnified Party determines in good faith that there is a conflict of interest that prevents counsel for the Indemnifying Party from representing the Indemnified Party, in which case the Indemnifying Party will have the right to choose and fund other counsel to represent the Indemnified Party or to reimburse the Indemnified Party for the expenses of its counsel). After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such Third Party Claim, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such Third Party Claim, except to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable legal expenses and out-of-pocket expenses incurred in connection with such requested participation.

(d)          An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim against an Indemnified Party or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s affiliates.

ARTICLE VII.
CONDITIONS TO THE OBLIGATIONS OF PURCHASER

Each and every obligation of Purchaser under this Agreement, except for the obligations of Purchaser to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions set forth in this Article, unless waived in writing by Purchaser. The following constitute material conditions to Purchaser’s performance hereunder, the failure of any of which shall entitle Purchaser to terminate this Agreement upon written notice to Seller:

7.1          Representations and Warranties; Performance.

(a)          The representations and warranties made by Seller herein and in the Related Documents shall be true and correct in all material respects (materiality to be determined by Purchaser in its discretion) as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b)          Seller shall have performed and complied with each of its covenants pursuant to this Agreement or any Related Documents in all material respects through the Closing.

7.2          Required Consents; Authorization.

(a)          Purchaser or its designee shall have received or obtained all internal approvals and Required Consents.

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(b)          Purchaser shall have received certified copies of resolutions duly adopted by the board of directors of Seller (or Seller’s general partner, manager or members, as appropriate) approving the transactions contemplated by this Agreement.

(c)          No Destruction or Condemnation of Property. The Facility shall not have suffered material damage, destruction or condemnation loss (or received notice of an impending condemnation loss). If, after the Effective Date, the Facility incurs damage, destruction or condemnation loss (or received notice of an impending condemnation loss) which is not material damage, destruction or loss, Seller shall be required to repair any such damage, destruction or loss (in all instances to restore the Facility to fully functional status consistent with prior operation) before Purchaser shall be obligated to proceed to Closing. For the purposes of this Section, "material damage, destruction or loss," shall mean damage to, or condemnation loss (or impending condemnation loss) that (a) is reasonably expected to cost $100,000.00 or more to repair, (b) materially interferes with the operation of the Facility or (c) renders the Facility less than a functional structure in which Seller can operate the business currently conducted thereon.

(d)          No Proceeding or Litigation. No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that (i) prevents consummation of any of the transactions contemplated by this Agreement or the Facility Lease or (ii) would cause any of the transactions contemplated by this Agreement or the Facility Lease to be rescinded following consummation, provided that Purchaser has not solicited or encouraged any such action, suit or proceeding.

(e)          Title Insurance. Title to the Real Property shall be as required by Section 4.10 above, Purchaser shall have received the Title Policy in the form therein free and clear of encumbrances other than the Permitted Encumbrances.

(f)          Material Adverse Change. There has been no Material Adverse Change. For purposes hereof, the term "Material Adverse Change" shall mean any change or event or effect that is materially adverse to the Assets, business, prospects or financial condition of the Facility or in the adjusted net operating income of the Facility, each as reasonably determined by Purchaser.

(g)          Other Agreements. Seller shall have delivered into the Closing escrow its countersigned copies of the Seller Documents.

(h)          Purchaser Financing. On terms and conditions satisfactory to Purchaser in its sole discretion, Purchaser shall have obtained financing secured by the Assets to complete the transaction contemplated by this Agreement. Seller shall reasonably cooperate with Purchaser to provide documents, records, financial statements and other such information as may be requested by Purchaser’s lender in order for Purchaser to secure necessary financing. Such cooperation shall include, without limitation, execution and delivery of a subordination agreement for the Facility Lease, if required.

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ARTICLE VIII.
CONDITIONS TO THE OBLIGATIONS OF SELLER

Each and every obligation of Seller under this Agreement, except for the obligations to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Seller:

8.1          Representations and Warranties; Performance.

(a)          The representations and warranties made by Purchaser herein and in the Related Documents, shall be true and correct in all material respects on and as of the Effective Date and at and as of the Closing, with the same effect as though made on such date.

(b)          Purchaser shall have performed and complied with all covenants required by this Agreement to be performed and complied in all material respects with by Purchaser prior to the Closing.

8.2          Other Agreements. Purchaser shall have delivered into the Closing escrow its countersigned copies of the Purchaser Documents.

ARTICLE IX.
CLOSING

9.1          Possession and Closing Documents.

(a)          Possession. Possession of all Assets sold hereunder shall be delivered to Purchaser on the Closing Date unless Tenant is entitled possession thereto pursuant to the terms of the Facility Lease.

(b)          Closing Documents. Seller shall deliver to Purchaser on the Closing Date:

(i)          A duly executed special warranty deed conveying the Real Property and Improvements to Purchaser, free and clear of all encumbrances other than the Permitted Encumbrances (the "Deed");

(ii)         A duly executed Bill of Sale for any personal property that is a part of the Facility, in the form attached hereto as Exhibit I;

(iii)        An assignment of the Tenant Leases to Tenant, in the form attached as Exhibit J. It is understood that the Tenant Leases will be subleases after Closing.

(iv)        Such additional bills of sale, certificates of title and other appropriate instruments of assignment and conveyance, in form mutually but reasonably satisfactory to Purchaser and Seller, dated as of the Closing, conveying all title to the Assets, free and clear of all liens, liabilities, security interests or encumbrances except as otherwise permitted herein;

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(v)         Evidence of the authority of Seller to execute and deliver the Seller Documents in order to effectuate the Closing;

(vi)        Duly executed affidavit in form satisfactory to obtain the Title Policy, without exception for mechanic’s, materialman’s or other statutory liens;

(vii)       A closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the Purchase Price, all prorations, and the allocation of costs specified herein ("Closing Statement"), duly executed by Seller;

(viii)      A duly executed bring-down certificate in form acceptable to Purchaser, reaffirming that the representations and warranties of Seller are true and correct as of the Closing Date;

(ix)         A duly executed certificate and affidavit of non-foreign status;

(x)          The duly executed Facility Lease and Guaranty in the form attached as Exhibit K. In addition, Tenant, as Tenant, shall execute and deliver to Purchaser, as lessor, such Uniform Commercial Code financing statements and/or fixture filings evidencing Purchaser’s ownership of the Personal Property. Such financing statements and/or fixture filings shall describe with particularity the Personal Property, shall be in form sufficient for recording or filing, as applicable, with the appropriate Governmental Authority and shall be otherwise satisfactory to Purchaser; and

(xi)         Any other documents reasonably required by the Title Company.

(c)          Purchaser shall deliver to Seller or cause to be delivered to Seller on the Closing Date, in addition to the Deposits set forth in Section 1.4 above, the following:

(i)          the duly executed Facility Lease;

(ii)         the Closing Statement.

9.2          Closing Adjustments. There shall be no adjustment of taxes, assessments, water charges, utilities, receivables or rents, if any, premiums on existing insurance policies, if any, or any other items relating to the Assets, it being understood by the parties that Seller, as lessee under the Facility Lease, shall be obligated to pay the same under the terms thereof from and after the Closing Date.

9.3          Closing Costs. Seller shall pay all Closing costs up to One Hundred Thousand and No/100 Dollars ($100,000.00) (the “Cap”), including without limitation (i) any escrow or closing charges of the Title Company, (ii) the title exam fees and the premium for the Title Policy and Lender’s title policy and the cost of all title endorsements required by Purchaser or its lender, (iii) any recording fees associated the recording of the Deeds, (iv) all grantor’s tax or other similar transfer taxes, (v) all costs (including recording costs) to payoff and release any Monetary Encumbrance, (vi) any brokerage fees associated with this transaction, (vii) the costs of any UCC searches required by Purchaser or its lender; (viii) costs associated with the inspections and investigations conducted by Purchaser or its agents or representatives during the Due Diligence Period to the extent not covered by the Deposit; (v) all expenses incident to any financing obtained for the purchase of the Assets; and (vi) attorney’s fees for Seller, Purchaser and any Purchaser’s lender. The Deposit shall be applied to the Closing costs to be borne by Seller, with any excess remaining to be refunded to Seller at Closing. Seller shall either (i) bear the Closing costs up to the Cap; or (ii) the Closing costs up to the Cap to the Purchase Price at Closing, provided the Minimum Rent payable under the Facility Lease will be increased accordingly. Purchaser shall pay all Closing costs in excess of the Cap.

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ARTICLE X.
DEFAULT; REMEDIES

10.1        Purchaser’s Default. If at any time Purchaser is in default of any representation, warranty or covenant of Purchaser under this Agreement in any material respect, and Seller gives notice of such default to Purchaser ("Seller’s Notice") then Purchaser will have a period expiring on the tenth (10th) Business Day after the date of Seller’s Notice ("Purchaser’s Cure Period"), to (i) correct or cure Purchaser’s default or (ii) if the Due Diligence Period has not expired, to terminate this Agreement by notice to Seller, whereupon the Deposit Balance shall be returned to Seller and neither party shall have any further rights, duties or obligations hereunder except as expressly survive the termination hereof.

10.2        Default Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser’s default is corrected or cured within Purchaser’s Cure Period, the parties shall proceed to Closing as herein provided, with the Closing Date being extended by not more than fourteen (14) days to accommodate any delay resulting from such default.

10.3        Default Not Cured. If Purchaser does not elect to terminate during the Due Diligence Period, and Purchaser does not cure its default within the Purchaser’s Cure Period, then, provided no default by Seller then exists and provided that Seller has not elected to waive such default, this Agreement shall terminate and the parties shall be released and discharged of and from all further obligations and liabilities under this Agreement, and the Deposit Balance shall be paid to Seller as Seller’s sole and exclusive liquidated damages and in full and complete settlement and liquidation of all damages sustained by Seller, it being acknowledged by Seller and Purchaser that the amount of damages incurred by Seller as a result of Purchaser’s default would be substantial but difficult, if not impossible, to ascertain and that such liquidated damages represent the parties’ best estimate of the damages Seller will incur as a result of such default. Seller shall not be entitled to exercise any other rights, powers or remedies at law or in equity, other than its right to receive the Deposit Balance pursuant hereto, and Seller hereby expressly and irrevocably waives all such other rights, powers and remedies and hereby covenants not to sue.

10.4        Seller’s Default. If Seller is in default of any representation, warranty or covenant of Seller under this Agreement in any material respect and Purchaser gives notice of such default to Seller ("Purchaser’s Notice"), then Seller will have a period expiring on the tenth (10th) Business Day after the date of Purchaser’s Notice ("Seller’s Cure Period"), to correct or cure Seller’s default.

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10.5        Default Cured. If Seller’s default is corrected or cured within Seller’s Cure Period, the parties shall proceed to Closing as herein provided, with the Closing Date being extended by not more than fourteen (14) days to accommodate any delay resulting from such default.

10.6        Default Not Cured. If Seller does not cure its default within the Seller’s Cure Period then, upon notice to Seller, Purchaser may elect to either (i) proceed to Closing, in which case, in addition to the right to monetary damages resulting from such default, Purchaser will have the right to maintain an equitable action against Seller for specific performance of its obligation to sell the Assets and to perform hereunder; or (ii) terminate this Agreement. If Purchaser elects to terminate this Agreement under subsection (ii) above, then (A) the Deposit shall be retained by Purchaser; and (B) Purchaser shall be entitled to pursue an action for damages against Seller.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

11.1        Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties with respect to any of the terms contained herein.

11.2        Waiver of Compliance; Consent. Any failure of Seller on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant, agreement or condition may be waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

11.3        Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile transmission (provided a copy is thereafter promptly mailed as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), or mailed by first-class registered or certified mail, return receipt requested, postage prepaid (and shall be effective when received, if sent by personal delivery or by facsimile transmission or by overnight delivery service, or on the third (3rd) day after mailing, if mailed):

If to Seller, to:

[Cherry Hills Real Estate, LLC]

Attention:
Fax No.:
E-mail:

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with copies to (which shall not constitute notice):

Attention:
Fax No.:
E-mail:

If to Purchaser, to:

Global Medical REIT, Inc.
4800 Montgomery Lane, Suite 450
Bethesda, Maryland 20814
Fax: 202 380 0891
Email: AlfonsoL@GlobalMedicalREIT.com

with a copy to:

Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, TN 37203
Attn: Ann Peldo Cargile
Fax: 615-252-2373
Email: acargile@babc.com

or to such other person or address as any party shall furnish to the other parties in writing pursuant to this Section. Notwithstanding the foregoing, Purchaser shall be permitted in connection with the exercise of its rights to terminate this Agreement or to give title, survey or environmental objections on or before the expiration of the Due Diligence Period to send any such termination or objection notice via electronic mail which shall constitute effective delivery for purposes hereof.

11.4        Brokers and Finders; Expenses. Except for Seller’s retention of _________________, whose compensation shall be the sole obligation and responsibility of Seller, the parties hereto represent and warrant to each other that none of them has retained any broker or finder in connection with this transaction. Seller on the one hand, and Purchaser, on the other, each agrees to indemnify the other for any losses incurred with respect to a breach of this Section. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

11.5        Attorney’s Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such party in connection with any action, suit or proceeding to enforce the other’s obligations under this Agreement.

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11.6        Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. Purchaser may assign its rights under the Agreement to an affiliate that controls Purchaser or is controlled by Purchaser or is under common control with Purchaser, including joint venture entities in which Purchaser or its affiliates share control with third parties, without the prior written consent of Seller (each such assignee a "Purchaser’s Permitted Assignee"). Other than the foregoing, neither Purchaser nor Seller may assign this Agreement without first obtaining the other party’s written consent, which may be withheld in such other party’s sole discretion. Upon an assignment by Purchaser of its rights under the Agreement in accordance with this Section, Purchaser’s Permitted Assignee(s) shall be deemed to be the Purchaser hereunder and shall be the beneficiary of all of Seller’s warranties, representations and covenants in favor of Purchaser under this Agreement. If there is more than one Seller hereunder, the obligations of Sellers hereunder shall be joint and several.

11.7        Governing Law. This Agreement shall be governed by the laws of the State where the Facility is located as to, including, but not limited to, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.

11.8        Business Day. If the date for the giving of notice or performance of any duty or obligation hereunder falls on a day that is not a Business Day, such date shall be automatically extended to the next Business Day. As used herein, a "Business Day" means any day other than a Saturday, Sunday or any other day on which banks are authorized to be closed in the State of Tennessee.

11.9        Counterparts; Facsimile Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement or any amendment hereto may be delivered by electronic or facsimile transmission.

11.10      Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.11      Entire Agreement. This Agreement, which term as used throughout includes the Exhibits hereto, embodies the entire agreement and understanding of the parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matters contained herein.

11.12      Warranty of Authority. Each of the parties warrants that the persons signing on their behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.

11.13      Exhibits. Nothing in any Exhibit shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable Exhibit identifies the exception and the specific representation to which it relates with reasonable particularity and describes the relevant facts in reasonable detail. Any fact or item disclosed on any Exhibit hereto shall not be deemed by reason only of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

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11.14      Reliance. In executing and in carrying out the provisions of this Agreement, the parties are relying solely on the representations, warranties and agreements contained in this Agreement and on any writing delivered pursuant to provisions of this Agreement or at the Closing of the transactions herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

11.15      Publicity. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed; provided, however, that any party may make the following public disclosure (without the consent of the other party): (a) if prior to Closing, such disclosure it believes in good faith is required by Applicable Law or stock market rule; or (b) if post-Closing, disclosure of such of the principal terms of the transaction contemplated by this Agreement that such party elects to make.

11.16      Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

GLOBAL MEDICAL REIT, INC., a Maryland corporation

By:
Chief Executive Officer

Date:	____________, 20__

[SELLER’S SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

[CHERRY HILLS REAL ESTATE, LLC, a limited liability company]

By:
Name:
Title:

Date:	_____________, 20__

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EXHIBIT A

The Facility

Name	Address	Type
Surgical Institute of Michigan	33545 Cherry Hill Rd, Westland, Michigan	Surgery Center

EXHIBIT B

Legal Description of the Real Property

EXHIBIT C

Preliminary Due Diligence Checklist

1.	Company Information
	a.	Bios for key management team
	b.	Organizational structure and ownership charts
	c.	Description of entity ownership, ownership record book, and equity holder list
	d.	List of medical staff by specialty (age, board certification)
	e.	Description of physician recruitment efforts and plans
	f.	List/description of key contracts (physicians, managed care, suppliers, software vendors, service agreements, facilities, etc.)
	g.	Insurance certificate and loss run reports for the Operator/Tenant
	h.	Description of current loans and material covenants
	i.	Description of any pending, threatened, or past litigations
2.	Certification, Compliance, and Regulator
	a.	Accreditation certificates (JCAHO, AAAHC, etc.) and any accreditation survey reports and the responses to any noted deficiencies or to conditional accreditation
	b.	Any governmental approvals, permits, certificates, registrations, licenses and the like required in order for the facility to conduct its business
	c.	Quality reports or summary quality data for the facility
	d.	Copies of Medicare Cost Report (if applicable)
	e.	Summary of any notices from governmental entities regarding any possible violations
3.	Real Estate Physical Assessment Due Diligence
	a.	Environmental Phase I and physical assessment condition reports
	b.	Surveys, title insurance policy, and title commitments
	c.	Copies of any document affecting use of property (easements, HOAs, CCRCs, etc)
	d.	Building floor plans and space measurement reports
	e.	Any certificate or license needed to occupy and use the building
	f.	List of major capital expenditures in the past three years
	g.	Fixed asset roll-forward report and depreciation schedules
4.	Financial Information
	a.	Operator/Tenant and Guarantor Financial Statements
	b.	Cash flow statement, income statement, and balance sheet
	c.	Year-end and year-to-date for past three years
	d.	Monthly for trailing twelve months (preferably in excel or text)
	e.	Current and next year detailed budget with supporting assumptions
	f.	Entity that owns real estate being sold (if applicable)
	g.	Cash flow statement, income statement, and balance sheet
	h.	Year-end and year-to-date for past three years
5.	Information on real estate being sold
	a.	Copies of appraisals done to obtain bank financing
	b.	Copies of utility bills for past two years
	c.	Copies of any leases or subleases
	d.	Property tax bills for the past two years (assessment notice & tax bills)
	e.	Summary/list of any building service contract (HVAC, elevators, etc)

6.	Revenue Due Diligence
	a.	Revenue break downs, collection rate, A/R schedule, and bad debt allowance by payor for past two years, including out-of-network and co-pays percentages
	b.	Description of billing and collections systems and practices
	c.	Utilization stats, case volumes and revenue by specialty and by physician
	d.	List/decryption of contracts with insurance companies

2

EXHIBIT D

Tenant Leases

Affiliates in Urology, P.C., a Michigan professional corporation.

EXHIBIT E

Licenses

EXHIBIT F

Required Notices to Governmental Authorities

EXHIBIT G

Litigation

EXHIBIT H

Insurance

EXHIBIT I

THIS BILL OF SALE AND ASSIGNMENT (this "Bill of Sale and Assignment")’ is made this ____ day of __________, 2011, by and between __________________, a ______________ ("Transferor"), and __________________, a ______________ ("Transferee"). All capitalized terms used herein, but not specifically defined herein, shall have the meanings given to such terms in that certain Asset Purchase Agreement dated of even date herewith (the "Agreement") by and between Transferor and Transferee.

RECITALS

A.           Transferor is the owner of that certain real property located in ________________ County, -----------------, consisting of approximately __________ acres as more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the "Land"). Transferor is also the owner of all buildings, structures and other improvements situated on the Land comprising the approximately ________ square foot, ________ unit ____________ facility (collectively, the "Improvements"), together with the Personal Property (as defined herein) used in connection therewith. The Land and the Improvements shall be referred to herein, collectively, as the "Facility."

B.           Pursuant to the Agreement, Transferor is required to transfer and assign to Transferee as of the Closing Date (as defined in the Agreement) all of Transferor’s right, title and interest in and to the Facility, including the Personal Property.

C.           In order to perfect the transfer and vesting of the Personal Property to and in Transferee and in order that Transferee shall be in possession of an instrument evidencing the same, as set forth more fully herein and in the Agreement, Transferor and Transferee have made and entered into this Bill of Sale and Assignment.

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.            Transfer and Assignment of Personal Property. Effective as of the date hereof, Transferor hereby grants, assigns, transfers, conveys and delivers to Transferee, absolutely and unconditionally, and free from all encumbrances and other claims of any kind, all of Transferor’s right, title and interest in and to the Personal Property (as defined in the Agreement). Transferor hereby warrants and defends unto Transferee, its successors and assigns, all right, title and interest in the Personal Property against every person whomsoever claiming all or any part thereof or interest therein.

2.            Acceptance. Except as otherwise provided in the Agreement, Transferee hereby accepts the foregoing transfer and assignment of Personal Property.

3.          Further Assurances. Transferor transfers the Personal Property to Transferee, its successor and assigns, to have and hold to and for its and their own use and benefit forever. Transferor, for itself and its successors and assigns, hereby covenants that, from time to time after the Closing Date, at Transferee’s request and without further consideration, Transferor shall execute and deliver such other instruments of conveyance and transfer and take such other actions as Transferee reasonably may require to vest more effectively the Personal Property in Transferee, its successors and assigns, and to place Transferee in possession of the Personal Property, and to do all other things and execute and deliver all other instruments and documents as may be required to effect the same.

4.          Enforcement. In the event of any action or suit by either party hereto against the other arising from or interpreting this Bill of Sale and Assignment, the prevailing party in such action or suit shall, in addition to such other relief as may be granted, be entitled to recover its costs of suit and actual attorneys’ fees, whether or not the same proceeds to final judgment.

5.          Successors and Assigns. This Bill of Sale and Assignment shall be binding upon and inure to the benefit of Transferor and Transferee and their respective successors and assigns.

6.          Counterparts. This Bill of Sale and Assignment may be executed in multiple counterparts, all of which shall be but one and the same instrument, binding on all parties when all separately executed copies have been fully delivered.

7.          Governing Law. This Bill of Sale and Assignment shall be construed and enforced according to and governed by the laws of the State in which the Land is located.

[Remainder of Page Intentionally Left Blank. Signatures on Following Page.]

2

IN WITNESS WHEREOF, Transferor and Transferee have executed this Bill of Sale and Assignment as of the date first written above.

"Transferor"
_________________________________,
a ________________________________

By:
Name:
Title:

"Transferee"
_________________________________,
a ________________________________

By:
Name:
Title:

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EXHIBIT J

ASSIGNMENT AND ASSUMPTION OF LEASE

The Parties to this Assignment are                                (“Assignor”), whose mailing address is                              and                     (“Assignee”), whose mailing address is                            . This Assignment shall be effective as of ________ __, 20__ (the “Effective Date”). Assignor and Assignee are sometimes referred to herein as the “Parties.”

WHEREAS, Assignor is the landlord under that certain Lease dated March, 2001 with                    , a                                (“Tenant”), amended by that certain                                dated                     (collectively, the “Lease”), which Lease is guaranteed by                                  (“Guarantor”) pursuant to which the Tenant leases the Premises, as described in the Lease; and

WHEREAS, Assignee desires to purchase and assume from Assignor, and Assignor desires to sell and assign to Assignee all of the rights, benefits, and privileges as “Landlord” under the Lease, as set forth in this Assignment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein set forth:

1.          As of the Effective Date, Assignor does hereby assign, transfer, and deliver unto Assignee all of the right, benefits and privileges as “Landlord” under the Lease, subject to all terms, conditions, reservations and limitations set forth in the Lease.

2.          As of the Effective Date, Assignee accepts, on the terms and conditions herein specified, this Assignment, and assumes the obligations, liabilities and performance of all the terms and conditions of “Landlord” to be performed under the Lease from and after the Effective Date.

3.          Assignor hereby agrees to indemnify and hold harmless Assignee from and against any and all loss, cost or expense (including, without limitation, reasonable attorney’s fees) to the extent resulting by reason of the failure of Assignor to perform any of the obligations as “Landlord” under the Lease prior to the Effective Date.

4.          Assignee hereby agrees to indemnify and hold harmless Assignor from and against any and all loss, cost or expense (including, without limitation, reasonable attorney’s fees) resulting by reason of the failure of Assignee to perform any of the obligations as “Landlord” under the Lease on and after the Effective Date.

5.          Assignor hereby covenants with Assignee and its heirs, successors or assigns to warrant and defend Assignee against any person lawfully claiming by, under or through Assignor in a manner adverse to Assignee’s interest as “Landlord” in the Lease on and from the Effective Date.

6.          No course or dealing between Assignor and Assignee and no delay on the part of any party in exercising any rights under this Assignment shall operate as a waiver of the rights of the Assignor or the Assignee. No covenant or other provision of this Assignment may be waived unless by a written instrument signed by the Parties so waiving such covenant or other provision.

7.          Whenever possible, each provision of this Assignment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Assignment shall be prohibited or invalid, the remainder of this Assignment shall continue in full force and effect. This Assignment has been made and entered into in the State of , and the laws of the state shall govern the validity and interpretation hereof and the performance hereunder by the Parties hereto.

8.          The signatories to this Assignment represent that they have the right and power to legally bind to this Assignment the partnerships they represent. All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns.

9.          This Assignment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed counterparts of this Assignment or any amendment hereto may be delivered by electronic or facsimile transmission.

[SIGNATURE PAGES FOLLOW]

2

IN WITNESS WHEREOF, the Parties have executed this Assignment as of the Effective Date.

ASSIGNOR:

By:

Title:

[ASSIGNEE’S SIGNATURE PAGE TO FOLLOW]

3

EXIHIBIT K

Facility Lease